UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant		[ x ]
Filed by a Party other than the Registrant		[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ x ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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	1.)	Title of each class of securities to which transaction applies:
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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 2, 2015
Dear Shareholder:
On behalf of the board of directors, we cordially invite you to attend the 2015 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 28, 2015 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page. At the annual meeting, you will be asked to:

1.	Elect five Class 1 directors, each to serve a three-year term expiring in 2018;

2.	Ratify the appointment of HORNE LLP as our independent registered public accountants for 2015; and

3.	Transact such other business as may properly come before the annual meeting or any adjournments thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.
On March 2, 2015, we posted on our Internet website, http://www.envisionreports.com/RNST, a copy of our 2015 proxy statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2014 (which serves as our annual report to shareholders), and we mailed these materials to our shareholders who are individuals and own our stock directly in their own name. Also on March 2, 2015, institutional shareholders who own our stock directly in their name and other shareholders who previously elected to receive our proxy materials over the Internet were mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online.
Any shareholder who received paper copies of this year’s proxy statement, proxy card and annual report will continue to receive these materials by mail. The proxy statement contains instructions on how you can (1) receive a paper copy of these materials, if you only received a Notice by mail, or (2) elect to receive proxy materials for future shareholders meetings over the Internet, if you received them by mail this year.
You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and on the proxy card. As always, if you are the record holder of our stock, you may vote in person at the annual meeting. The accompanying proxy statement explains how to obtain driving directions to the meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on April 28, 2015:
Renasant’s 2015 proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2014 are available at http://www.envisionreports.com/RNST

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:30 p.m., Central time, on Tuesday, April 28, 2015

PLACE	Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1.	To elect five Class 1 directors who will each serve a three-year term expiring in 2018.
	2.	To ratify the appointment of HORNE LLP as our independent registered public accountants for 2015.
	3.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 18, 2015.

ANNUAL REPORT
If you have received a paper copy of the proxy statement and proxy card, our Annual Report on Form 10-K for the year ended December 31, 2014 (which serves as our annual report to shareholders), which is not part of the proxy solicitation material, is also enclosed. All of these documents are also accessible on our Internet website, http://www.envisionreports.com/RNST.

PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card; the Notice has instructions regarding voting on the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer
Tupelo, Mississippi
March 2, 2015

RENASANT CORPORATION

___________________
PROXY STATEMENT
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RENASANT CORPORATION

___________________
PROXY STATEMENT
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ii

RENASANT CORPORATION

___________________
PROXY STATEMENT
____________________
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 28, 2015

We are furnishing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 28, 2015 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, as well as in connection with any adjournments or postponements of the meeting. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2014 (which serves as our annual report to shareholders) available to our shareholders electronically. On March 2, 2015, we posted these materials on our Internet website, http://www.envisionreports.com/RNST. On the same date, we mailed to our institutional shareholders who own our stock in their name as well as other shareholders who previously elected to receive our proxy materials electronically a notice containing instructions on how to access our proxy materials and vote online (referred to as the “Notice”). We also mailed this proxy statement, our proxy card and Annual Report on Form 10-K for the year ended December 31, 2014 to our shareholders who are individuals and own our stock in their own name on the same date.
The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also explains how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you received a paper copy of the proxy card and other proxy materials and would like to receive these materials electronically in the future, you should follow the instructions on the proxy card for requesting electronic delivery of our proxy materials.
VOTING YOUR SHARES
Who is soliciting proxies from the shareholders?
Our board of directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.
What will be voted on at the annual meeting?
Our shareholders will vote on two proposals at the annual meeting:

1.	The election of five Class 1 directors, who are each to serve a three-year term expiring in 2018 or until his successor is elected and qualified;

2.	The ratification of the appointment of HORNE LLP as our independent registered public accountants for 2015.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Also, we have retained and pay a fee to Computershare Inc. to perform services in connection with our common stock, including assistance with the solicitation of proxies, but we pay no separate compensation to Computershare Inc. solely for the solicitation of proxies. Finally, in accordance with SEC regulations, we will reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Who can vote at the annual meeting?
Our board of directors has fixed the close of business on Wednesday, February 18, 2015, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 18, 2015, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 75,000,000 shares authorized, of which 31,603,209 shares were outstanding.

All shareholders may vote their Renasant shares by proxy, whether or not you attend the annual meeting. You may vote your shares by proxy via a toll-free telephone number or on the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the proxy card, and instructions regarding voting on the Internet are contained on the Notice. If you, rather than your broker, are the record holder of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our stock and in all cases bring proof of identity, you may also vote in person by ballot at the annual meeting.
If you would like to attend the annual meeting in person and need driving directions, please contact Kevin D. Chapman, our Chief Financial Officer, by e-mail to KChapman@renasant.com or by phone at (662) 680-1450.
How many votes must be present to hold the annual meeting?
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.
How many votes does a shareholder have per share?
Our shareholders are entitled to one vote for each share held.
What is the required vote on each proposal?
Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes.
For the proposal to ratify the appointment of HORNE LLP as our independent registered public accountants for 2015, the affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the proposal.
How will the proxy be voted, and how are votes counted?
If you vote by proxy (either by properly completing and returning a paper proxy card or voting by telephone or on the Internet), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy and Hugh S. Potts, Jr. as Class 1 directors.

2.	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2015.
If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but the election of directors is not a routine matter.
Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.
How are shares in our 401(k) and employee stock ownership plans voted?
If you are an employee of Renasant or the Bank and participate in our 401(k) plan or our employee stock ownership plan, or our “ESOP,” you can vote the number of shares of common stock equal to your units in the Renasant stock fund maintained in the 401(k) plan and the number of shares allocated to you under the ESOP, each determined as of the close of business on
February 18, 2015. On that date, our 401(k) plan held an aggregate of 753,881 shares, or 2.39%, of our common stock, and our ESOP held an aggregate of 216,780 shares, or 0.69%, of our common stock.
The Bank is the trustee of both plans and acts as the proxy. In that capacity, the Bank votes your shares. If you do not timely furnish voting instructions, the trustee will vote your units or shares in a manner that mirrors how the units or shares for which it receives instructions have been voted.
Can a proxy be revoked?
Yes. You can revoke your proxy at any time before it is voted, including a proxy you have granted for units or shares held for your benefit in our 401(k) plan or ESOP. You revoke your proxy (1) by giving written notice to our Secretary before the annual meeting, (2) by granting a subsequent proxy either by telephone or on the Internet or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.
STOCK OWNERSHIP
Does any person own more than 5% of our common stock?
As of February 25, 2015, we had approximately 9,000 shareholders of record. The following table sets forth information regarding the beneficial ownership of our common stock as of February 25, 2015, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of February 25, 2015, which was 31,604,158 shares.

Name and Address	Number of Shares Beneficially Owned		Percent Of Class
BlackRock, Inc.	1,895,939	(1)	6.00%
55 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP	1,837,111	(2)	5.81%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 5) filed with the SEC on January 30, 2015 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2014. Of the 1,895,939 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 1,818,820 shares and sole dispositive power with respect to all of the shares. No one person’s interest in our common stock is more than 5% of our total outstanding common shares.

(2)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 5) filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2014. Of the 1,837,111 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 1,777,721 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

How much stock is beneficially owned by our directors and executive officers?
The following table includes information about the common stock owned by our directors, nominees and executive officers, as of February 25, 2015, including their name, position and the number of shares beneficially owned. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serve as a director of the Company. However, Jack C. Johnson and Theodore S. Moll each will retire as a director effective as of the annual meeting.

Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60Days	Other		Total	Percent of Class
Directors and Nominees:(1)
William M. Beasley	39,889		—	8,806	(2)	48,695	*
George H. Booth, II	24,702		—	—		24,702	*
Frank B. Brooks	36,204		—	—		36,204	*
Hollis C. Cheek	11,082		—	9,865	(3)	20,947	*
John M. Creekmore	13,442		—	—		13,442	*
Albert J. Dale, III	63,572		—	—		63,572	*
Jill V. Deer	6,314		—	—		6,314	*
Marshall H. Dickerson	6,699	(4)	—	—		6,699	*
John T. Foy	30,722		—	—		30,722	*
Richard L. Heyer, Jr.	20,891		—	3,497	(5)	24,388	*
Neal A. Holland, Jr.	59,112	(6)	—	162,847	(6)	221,959	*
Jack C. Johnson	34,577		—	8,732	(7)	43,309	*
J. Niles McNeel	50,193		—	2,912	(8)	53,105	*
Theodore S. Moll	32,960		—	—		32,960	*
Hugh S. Potts, Jr.	204,947		—	29,889	(9)	234,836	*
Michael D. Shmerling	144,648	(10)	—	1,519	(10)	146,167	*
Named Executive Officers:
E. Robinson McGraw	158,803	(11)	182,500	—		341,303	1.08%
Kevin D. Chapman	26,223	(12)	33,500	—		59,723	*
C. Mitchell Waycaster	48,139	(13)	38,333	—		86,472	*
R. Rick Hart	75,858	(14)	59,757	—		135,615	*
Michael D. Ross	35,683	(15)	23,333	—		59,016	*
All directors, nominees and executive officers as a group (28 persons total)	1,327,114		594,423	229,068		2,150,605	6.80%
* Less than 1% of the outstanding common stock, based on 31,604,158 shares of our common stock issued and outstanding as of February 25, 2015.

(1)	For each non-employee director, direct ownership includes 717 shares representing an award of time-based restricted stock under the 2011 Long Term Incentive Compensation Plan (“2011 LTIP”).

(2)	Consists of 8,806 shares held by Mr. Beasley’s spouse.

(3)	Consists of 9,865 shares held by J.C. Cheek Contractors, of which Mr. Cheek is the President.

(4)	Of the 6,699 shares owned by Mr. Dickerson, 4,885 shares are pledged as collateral for a loan.

(5)	Consists of 3,497 shares held by Dr. Heyer’s spouse.

(6)
Of the 59,112 shares listed as directly owned, 49,918 shares are pledged as collateral for a loan. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holding, LLP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(7)	Consists of 8,732 shares held by Mr. Johnson’s spouse.

(8)	Consists of 2,912 shares held by Mr. McNeel’s spouse.

(9)	Includes 29,889 shares held by Mr. Potts's spouse.

(10)	Of the 144,648 shares listed as directly owned 139,834 are pledged as collateral for a loan. Mr. Shmerling’s other ownership consists of 1,519 shares held by his children.

(11)
Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 32,655 shares that are allocated to his accounts under our 401(k) plan and ESOP, over which Mr. McGraw has voting power, 12,000 shares representing an award of time-based restricted stock under our 2011 LTIP and 12,000 shares representing a target award of performance-based restricted stock under our 2011 LTIP.

(12)
Direct ownership includes an aggregate of 5,277 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, and 7,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

(13)
Direct ownership includes an aggregate of 14,594 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan and ESOP, over which he has voting power, and 7,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

(14)
Mr. Hart is also a member of our board of directors. Direct ownership includes an aggregate of 682 shares that are allocated to his account under our 401(k) plan, over which Mr. Hart has voting power, and 7,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.

(15)	Includes 7,000 shares representing a target award of performance-based restricted stock under the 2011 LTIP.
The performance-based restricted stock awards under the 2011 LTIP described in notes 11-15 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the annual performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based upon the outcome of Company performance metrics during 2015. The directors also possess voting and dividend rights with respect to the award of the time-based restricted stock described in note 1.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2014 and Forms 5 and amendments thereto furnished to us with respect to 2014, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2014 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

BOARD OF DIRECTORS
How many directors serve on the board, and who are the current directors?
Prior to the annual meeting, a total of 18 directors serve on our board, divided into three classes of directors. Jack C. Johnson, who serves as a Class 1 director, and Theodore S. Moll, who serves as a Class 2 director, will retire effective as of our annual meeting because each has reached the mandatory retirement age for directors, which is 72. Since they are retiring, Mr. Johnson and Mr. Moll are not discussed below. Assuming that all of our nominees for director are elected, after the annual meeting there will be a total of 16 directors on our board, with five directors in Class 1, five directors in Class 2 and six directors in Class 3. The current term of office for our Class 1 directors expires at the 2015 annual meeting, while the current term of office for our Class 2 directors expires at the 2016 annual meeting and the current term of office for our Class 3 directors expires at the 2017 annual meeting.
The following lists each director currently serving on our board and includes a brief discussion of the specific experience, qualifications, attributes and skills that led us to conclude that such individual should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed under the question “Who serves on the nominating and governance committee, and what are its responsibilities?” below. We have attempted below to highlight certain notable experience, qualifications and skills for each director, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses.

Name	Age	Class	Background, Qualifications and Skills
George H. Booth, II Director since 1994	61	1
Background: Mr. Booth is co-owner of Tupelo Hardware Company, a closely-held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth has served as president of Tupelo Hardware Company since 2000.

Experience/Qualifications/Skills: Mr. Booth brings a borrower’s and depositor’s perspective to the board. He also provides insight on whether our products and services are responsive to the needs of small business owners.

Frank B. Brooks Director since 1989	71	1
Background: Mr. Brooks has been a cotton farmer since 1959 and has served as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.

Experience/Qualifications/Skills: Mr. Brooks has served as audit committee chairman for two other organizations. We use his leadership and knowledge to provide appropriate oversight of our financial reporting and operational risks. In addition, Mr. Brooks’ experience running businesses servicing other farmers provides insight on the needs of small business owners and on our agricultural lending operations.

Albert J. Dale, III Director since 2007	64	1
Background: Mr. Dale has served as president of Dale, Inc., since 1985. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors distributor in Tennessee, Kentucky and Alabama. He was appointed as a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July, 2007.

Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the Board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Qualifications and Skills
John T. Foy Director since 2004	67	1
Background: Mr. Foy is retired. From February, 2004 until February, 2008 he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was and Lane Furniture Industries is engaged in the manufacture of upholstered and wooden furniture.

Experience/Qualifications/Skills: Furniture manufacturing represents a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy's tenure with the company, provides him with insights on corporate governance.

Hugh S. Potts, Jr. Director since 2014	70	1
Background: Mr. Potts is retired. Prior to our acquisition of First M&F Corporation or First M&F in September, 2013, Mr. Potts served as chairman and chief executive officer of First M&F, headquartered in Kosciusko, Mississippi. Prior to becoming chief executive officer, Mr. Potts had extensive experience especially in the trust, commercial lending and marketing areas of First M&F and its wholly-owned subsidiary Merchants and Farmers Bank. Mr. Potts also serves on the Board of Trustees of Belhaven University and the Board of Trustees of French Camp Academy. Mr. Potts was appointed as a director of the Company upon the completion of our merger with First M&F.
Experience/Qualifications/Skills: Mr. Potts brings critical knowledge of our central Mississippi markets to our board, providing valuable insights on both preserving customer relationships acquired in connection with our merger with First M&F as well as expanding into this key growth market. Furthermore, Mr. Potts’ experience in managing a multi-state banking institution supplements our board with industry specific technical knowledge and a deep understanding of the regulatory environment in which we operate.

Hollis C. Cheek Director since 2014	69	2
Background: Mr. Cheek has been president of J.C. Cheek Contractors, a landscape engineering and contracting firm specializing in asphalt milling, striping, edge drains, debris grinding, debris removal, clearing, erosion control and site grading since 1967. Mr. Cheek is also a member of Techno-Catch, LLC, in Kosciusko, Mississippi, a manufacturer and supplier of poultry equipment. Mr. Cheek is on the board of the Attala Development Corporation. Mr. Cheek has formerly served in public capacities as a Mississippi state senator and on the Small Business Advisory Board of the U.S. Department of Energy. Mr. Cheek served on the board of directors of First M&F and was appointed as a director of the Company upon the completion of our acquisition of First M&F in September, 2013.
Experience/Qualifications/Skills: Mr. Cheek’s success in both the public and private sectors of central Mississippi provides us with invaluable insight in this market. Mr. Cheek’s extensive business experience developing and implementing strategies, technology and organizational structure necessary to grow J.C. Cheek Contractors from a local landscaping company to a large commercial contractor allows him to assess our products and services from both a small business and large corporation perspective.
corporation perspective.

John M. Creekmore Director since 1997	59	2
Background: Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.

Experience/Qualifications/Skills: As a lawyer, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. He also provides us with insights regarding the legal implications of our plans and strategies. Finally, Mr. Creekmore lives and works in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Name	Age	Class	Background, Qualifications and Skills
Jill V. Deer Director since 2011	52	2
Background:  Ms. Deer is Vice President of Administration and Development for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, which she joined in 2014. Prior to joining Brasfield & Gorrie, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the construction industry gives the Board an additional resource in understanding the risks and trends associated with commercial and residential real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located.

Neal A. Holland, Jr. Director since 2005	59	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC. Mr. Holland was appointed as a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation, or Heritage, in 2005.

Experience/Qualifications/Skills: Mr. Holland has given us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

E. Robinson McGraw Director since 2000	68	2
Background: Mr. McGraw has served as our and the Bank’s President and Chief Executive Officer since 2000. Since June, 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.

Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provides the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

William M. Beasley Director since 1989	63	3
Background: Mr. Beasley has been a partner in the law firm of Phelps Dunbar LLP since 1999 and has practiced law since 1975.
Experience/Qualifications/Skills: Like Mr. Creekmore, Mr. Beasley brings a legal perspective to our operations. His analysis of the legal implications of our strategies is important to our mitigation of legal risk. In addition, Mr. Beasley invests and holds real estate in our Mississippi markets. His experience with these real estate investments provides the board with insight on the trends and risks associated with residential and commercial real estate within all of our markets.

Marshall H. Dickerson Director since 1996	66	3
Background: Mr. Dickerson is the retired owner and manager of Dickerson Furniture Company, a company primarily engaged in retail home furnishings sales, since 1978.
Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a former small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

Name	Age	Class	Background, Qualifications and Skills
R. Rick Hart Director since 2007	66	3
Background: Mr. Hart has served as an Executive Vice President of the Company and President of the Northern Division of the Bank since October, 2012. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July, 2007 until October, 2012. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed as a director of the Company upon the completion of our acquisition of Capital in July, 2007.
Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market. Along with Mr. McGraw, Mr. Hart serves as a liaison between the board and our employees, keeping the board abreast of employee concerns and morale.

Richard L. Heyer, Jr. Director since 2002	58	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer serves as President of TAG Billing, LLC, a billing service provider in the medical industry.
Experience/Qualifications/Skills: As the sole physician on our board, Dr. Heyer brings a different perspective to the challenges that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is also a business owner and adds this perspective to board discussions.

J. Niles McNeel Director since 1999	68	3
Background: Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.
Experience/Qualifications/Skills: Mr. McNeel’s practice is based in Louisville, Mississippi, giving him insight into the issues facing our customers in our smaller markets. As an attorney, Mr. McNeel also brings a legal perspective to the board’s deliberations and analysis.

Michael D. Shmerling Director since 2007	59	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, a manufacturer and distributor of food products, since July, 2007. Mr. Shmerling served as a senior advisor to Kroll, Inc., a risk consulting company, from August, 2005 to June, 2007 and an executive vice president of Kroll, Inc. from August, 2000 to June, 2005. Effective as of May, 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed as a director of the Company upon the completion of our acquisition of Capital in July, 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 37 year professional history as a licensed CPA (inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

Are the directors independent?
Our board has determined that each of William M. Beasley, George H. Booth, II, Frank B. Brooks, Hollis C. Cheek, John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Marshall H. Dickerson, John T. Foy, Richard L. Heyer, Jr., Neal A. Holland, Jr., J. Niles McNeel and Michael D. Shmerling is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Being Renasant employees, Mr. McGraw and Mr. Hart are not independent under the Nasdaq Marketplace Rules, nor is Mr. Potts independent. Finally, each of Jack C. Johnson and Theodore S. Moll, each of whom will retire from the board effective as of the 2015 Annual Meeting of Shareholders, is an “independent director.”
The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In addition to the relationships listed below under the questions “Are directors and officers indebted to the Bank?” and “Are there any other related person transactions?” the board considered the following relationships:

•
We and the Bank employ Phelps Dunbar LLP, a law firm of which William M. Beasley is a partner, to provide advice in various legal areas, including employee benefits and general corporate and securities law.

•
The Bank employs Mr. Creekmore’s son as a vice president at one of its Nashville branches and Dr. Heyer’s son as an investment officer in its wealth management division , although neither individual’s total compensation is at a level such that his employment would constitute a “related person transaction” under applicable SEC regulations. The compensation paid to each of Mr. Creekmore's son and Dr. Heyer’s son is consistent with the compensation paid to similarly-situated employees of the Bank.

The board determined that none of these relationships affects the status of the relevant director as an “independent director.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.
What is the board’s leadership structure, and why have we selected this structure?
E. Robinson McGraw, our chief executive officer, serves as chairman of the board of the Company and the Bank, while John M. Creekmore serves as “lead director” on our board of directors. The members of the board who meet the definition of “independent director” under the Nasdaq Marketplace Rules select our lead director, except that no lead director is required to be selected if the chairman of the board qualifies as an “independent director.” The lead director’s responsibilities are explained below.
We have chosen a board leadership structure with Mr. McGraw serving as our chairman because we believe this structure results in a single voice speaking for the Company and presents a unified and clear chain of command. Also, the chairman of the board is expected to manage the board in performing its duties and lead board discussion. As our and the Bank’s President and Chief Executive Officer, Mr. McGraw is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we and the Bank face. Thus, the individual with the most knowledge about us and the Bank and our respective operations is responsible for leading the board’s discussions. The board retains the authority to separate the positions of chairman and chief executive officer if it finds that the board’s responsibilities can be better fulfilled with a different structure.
We also have a lead director. The lead director serves as an independent counterbalance to the chairman, ensuring that all of our directors’ concerns are addressed and otherwise facilitating robust discussions among the entire board (which, as noted above, is comprised almost entirely of “independent directors”). In terms of board leadership, we view the lead director as essentially a co-equal with the chairman of the board. Mr. Creekmore has been a director since 1997, predating Mr. McGraw’s service on the board, which we believe adds weight to his independent voice on the board. Also, at each meeting, if he deems it necessary, the lead director may call the board into executive session (that is, a meeting of only those directors who are “independent directors” under the Nasdaq Marketplace Rules) to discuss matters outside the presence of the chairman and other non-independent directors.
Article III, Section 8, of our Restated Bylaws, as amended (our “Bylaws”), sets forth a complete description of the lead director’s responsibilities. In general, the lead director is responsible for:

•	With Mr. McGraw, scheduling and setting the agenda for board meetings;

•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;

•	Determining the appropriate materials to be sent to directors for all meetings;

•	Acting as a liaison between the board and Mr. McGraw and our other executive officers;

•	Assisting the compensation committee in evaluating Mr. McGraw’s performance;

•	Assisting the nominating and governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and

•	Overseeing the board’s communications with our shareholders.
In addition to these specific duties, we expect the lead director to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance. The lead director is also a member of the executive committee of the board.
What is the board’s role in risk oversight?
Although our full board of directors is ultimately responsible for the oversight of our risk management processes, the board is assisted in this task by the Enterprise Risk Management Committee (“ERM committee”), whose members are the chairs of the various committees of the Company and the Bank. The ERM committee is tasked with monitoring the risks identified by the Company and Bank committees in the context of the impact of each identified risk on other identified risks and ultimately on the Company as a whole. In addition to the ERM committee, our and the Bank’s other committees are responsible for considering and overseeing the risks within their particular area of concern. For example, our audit committee focuses on financial reporting and operational risk. As provided in its charter, the audit committee meets regularly with management, our independent registered public accountants and our internal auditors, to discuss the integrity of our financial reporting processes and internal controls as well as the steps that have been taken to monitor and control risks related to such matters. Our Bank’s loan committee is primarily responsible for credit and other risks arising in connection with our lending activities, which includes overseeing management committees that also address these risks. The Bank’s investment committee monitors our interest rate risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on net interest income and capital. Finally, our compensation committee, whose duties are described in more detail below, evaluates the risks that our executive compensation programs may generate.
Each committee meets regularly with management to assist management in identifying all of the risks within such committee’s areas of responsibility and in monitoring, and, where necessary, taking appropriate action to mitigate the applicable risks. At each board meeting, the committee chairman provides a report to the full board of directors on issues related to such committee’s risk oversight duties. To the extent that any risks reported to the full board need to be discussed outside the presence of management, the board will call an executive session to discuss these issues.
We believe the board’s approach to fulfilling its risk oversight responsibilities complements its leadership structure. In his capacity as chairman of the board, Mr. McGraw reviews whether board committees are addressing their risk oversight duties in a comprehensive and timely manner. Since he is also our chief executive officer, Mr. McGraw is able to assist these committees in fulfilling their duties by (1) requiring that our management team provide these committees with all requested reports and other information as well as with access to our employees and (2) implementing recommendations of the various board committees to mitigate risk. At the same time, Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees.
How are directors compensated?
The compensation committee recommends the compensation for our non-employee directors; our full board of directors approves or modifies the recommendation. Any modifications are implemented after the annual meeting. Directors who are also our employees receive no additional compensation for their service as directors, but they are reimbursed for any direct expenses incurred to attend our meetings.
During 2014, each non-employee director received an annual cash retainer of $20,000; the lead director received an additional cash retainer of $7,500; the chairman of the audit committee was paid an additional annual cash retainer of $6,000; and the chairman of each of the compensation committee, nominating and governance committee, executive committee and loan committee received an additional annual cash retainer of $3,000. Cash retainers are paid in equal monthly installments. All other committee chairmen received $750 for each committee meeting chaired, while each other committee member received $500 for each committee meeting attended. All non-employee directors also received an annual award of time-based restricted stock with a value of $20,000, which vests as of the date of the 2015 annual meeting.
We also paid our directors a retainer and fees for service on our state bank boards. Each of our non-employee directors who served on one of our state bank boards was paid a $500 fee for each meeting attended, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.
During 2014, the Bank maintained two types of deferred compensation plans in which our non-employee directors were eligible to participate. Under one plan, the Deferred Stock Unit Plan, or the “DSU Plan,” deferred retainer and fees are deemed invested in units representing shares of our common stock and are credited with dividend equivalent units as and when we pay dividends. Units are allocated to each participant’s account based on a quarterly average market price. Under the other plan, the Directors’ Deferred Fee Plan, or the “Deferred Fee Plan,” deferred retainer and fees are notionally invested in accordance with the instructions of each participating director. Investment alternatives offered under the Deferred Fee Plan include the Moody’s Average Corporate Bond Rate, or the Moody’s Rate, which was a weighted average interest rate of 4.59% in 2014, as well as a limited number of publicly-traded mutual funds, all of which funds are also investment alternatives under our 401(k) plan. For both the DSU Plan and the Deferred Fee Plan, deferral elections are made annually, before the beginning of each fiscal year, and all of the director’s compensation is available for deferral. Amounts held under either plan are payable when a director ceases to serve as a member of the board or attains a specified age. Under the DSU Plan, deferred amounts are paid in the form of shares of our common stock; under the Deferred Fee Plan, deferred amounts are paid in cash.
Our directors may elect coverage under the Bank’s group medical and dental plans for themselves and their eligible dependents. Directors pay for coverage at the premium rates charged, from time to time, to active employees of the Company and the Bank. The Bank also provides term life and accidental death and dismemberment insurance to our directors, each with a face amount equal to $10,000.

The following table summarizes the compensation paid to our non-employee directors during the 2014 fiscal year:

Director Compensation for 2014

Name	Fees Earned or Paid in Cash(1)	Stock Award(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
William M. Beasley	$26,583	$20,000	$4,635	$5,922	$57,140
George H. Booth, II	25,833	20,000	2,836	4,425	53,094
Frank B. Brooks	43,333	20,000	2,837	6,498	72,668
Hollis C. Cheek	23,833	20,000	—	269	44,102
John M. Creekmore	43,333	20,000	2,763	10,703	76,799
Albert J. Dale, III	52,958	20,000	7,387	5,338	85,683
Jill V. Deer	33,833	20,000	266	423	54,522
Marshall H. Dickerson	45,333	20,000	—	6,498	71,831
John T. Foy	42,833	20,000	—	6,498	69,331
Richard L. Heyer, Jr.	27,583	20,000	1,908	423	49,914
Neal A. Holland, Jr.	54,083	20,000	—	423	74,506
Jack C. Johnson	29,833	20,000	264	6,498	56,595
J. Niles McNeel	25,333	20,000	—	6,498	51,831
Theodore S. Moll	39,333	20,000	2,042	423	61,798
Hugh S. Potts, Jr.	21,833	20,000	—	6,344	48,177
Michael D. Shmerling	30,583	20,000	12,269	4,019	66,871

(1)	Includes amounts voluntarily deferred to either the DSU Plan or the Deferred Fee Plan.

(2)
Each director received an award of 717 shares of time-based restricted stock under the 2011 LTIP on April 23, 2014 that vests on the date of the 2015 annual meeting. The dollar amount reflects the aggregate fair value determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination of such award. Please refer to Note N, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2014 for details regarding the assumptions used to derive the fair value of our restricted stock and stock options.

(3)
Consists of above-market earnings on retainer and fees deferred under the Deferred Fee Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service. The table above does not include the $36,557 change in the actuarial present value of Mr. Potts's accumulated benefit under our pension plan as of December 31, 2014, which was earned while he was an employee of First M&F (the M&F Bank pension plan was merged into our pension plan subsequent to our acquisition of First M&F).

(4)
Consists of (a) the portion of medical and dental plan premiums paid by us for directors electing such coverage, (b) term life and accidental death and dismemberment premiums in the amount of $25 for each director, and (c) cash dividends paid on restricted stock awards.

How many meetings did the board hold during 2014?
Our board held 9 meetings during 2014. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The members of the board who are “independent directors” under Nasdaq Rule 5605(a)(2) met in executive session 6 times during 2014.
We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2014 annual meeting. We expect our entire board to attend this year’s annual meeting.
What committees has the board established?
The board of directors of the Company has established an audit committee, a compensation committee and a nominating and governance committee, among others. The composition and responsibilities of the audit committee and the nominating and governance committee are described below. The composition and responsibilities of the compensation committee are described in the “Executive Compensation-Compensation Discussion and Analysis” section below under the question “Who is responsible for determining executive compensation?”

As noted above, Mr. Johnson and Mr. Moll will retire from the board at the 2015 annual meeting. At that time, each of them will also retire from the respective committees on which he serves.

Who serves on the audit committee, and what are its responsibilities?
Frank B. Brooks, Jill V. Deer, Marshall H. Dickerson, John T. Foy, Theodore S. Moll and Michael D. Shmerling are the members of the audit committee. In addition, we expect that the board will appoint John M. Creekmore to the audit committee immediately following the annual meeting to replace Mr. Moll. The board has determined that each member of the audit committee as well as Mr. Creekmore (1) is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, (2) meets the criteria for independence in Rule 10A-3(b)(1) of the Exchange Act and (3) satisfies the other requirements for audit committee membership under the Nasdaq Marketplace Rules. The board has determined that each of Theodore S. Moll and Michael D. Shmerling qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the financial sophistication requirements under Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. Accordingly, following Mr. Moll’s retirement from the board and its committees at the annual meeting, Mr. Shmerling will serve as the audit committee financial expert. During 2014, the audit committee held 12 meetings.
The audit committee has adopted a written charter, a copy of which is available at www.renasant.com, by clicking on “Governance Documents” and then “Audit Committee Charter.”
The audit committee reviews our financial reporting process on behalf of the board of directors. The audit committee’s duties and responsibilities include the following:

•	Appointing, compensating and overseeing our independent registered public accountants;

•	Monitoring the integrity of our financial reporting process and system of internal controls;

•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

•	Providing an avenue of communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

•
Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Who serves on the nominating and governance committee, and what are its responsibilities?
The nominating and governance committee interviews, evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. The members of the nominating and governance committee are John M. Creekmore, Marshall H. Dickerson, John T. Foy, Neal A. Holland, Jr., Theodore S. Moll and Michael D. Shmerling. In addition, we expect that the board will appoint J. Niles McNeel to the nominating and governance committee immediately following the annual meeting to replace Mr. Moll. Each of the current members of the nominating and governance committee, as well as Mr. McNeel, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. During 2014, the nominating and governance committee held 4 meetings.
The nominating and governance committee has adopted a written charter, a copy of which is available at www.renasant.com, by clicking on “Governance Documents” and then “Nominating and Governance Committee Charter.”
The nominating and governance committee evaluates potential new directors based upon the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, all of the skills and expertise necessary to guide a publicly-traded company like us in the prevailing business environment. The committee uses the same criteria to assess all candidates for director, whether proposed by the committee itself, by a shareholder or otherwise. In addition to the eligibility requirements in our Bylaws, the criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 5605(a)(2) of the Nasdaq Marketplace Rules and SEC rules and regulations;

•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	Familiarity with and participation in the local communities in which we do business;

•	Prominence and reputation in his or her profession;

•	Record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to the board of directors and to enhance their knowledge of our industry.
Neither the board nor the nominating and governance committee has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board. However, the nominating and governance committee believes that board membership should reflect diversity in its broadest sense, and so it does consider a candidate’s gender, ethnicity, experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board. Whenever the nominating and governance committee evaluates a potential candidate, the committee considers that individual in the context of the composition of the board as a whole.
Usually, nominees for election to the board are proposed by the current members of the board. The nominating and governance committee will also consider candidates that shareholders and others recommend. Shareholder recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827. Your recommendations must be submitted to us no earlier than December 29, 2015, and no later than January 28, 2016, for consideration as a possible nominee for election to the board at our 2016 annual meeting.
The specific requirements of our advance notice and eligibility provisions, which apply to shareholder recommendations of candidates for director, are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholders’ notice must include the following information as to each nominee:

•	The reason for making the nomination;

•
All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;

•
All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
The shareholders’ notice must also set forth the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder, and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by such shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
How does the board respond to shareholder questions?
The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, that it believes adequately facilitate shareholder communications with the board. Shareholders can send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Financial Officer, in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827; Attention: Chief Financial Officer;

•	By e-mail to KChapman@renasant.com; or

•	By phone at (662) 680-1450.
If you request information or ask questions that can more efficiently be addressed by management, Mr. Chapman will respond to your questions instead of the board. He will forward to the audit committee any communication concerning employee fraud or accounting matters and will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.
Are directors and officers indebted to the Bank?
Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. In the opinion of the board of directors, these transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with bank regulatory requirements.

Are there any other related person transactions?
In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of business with our directors and officers, businesses with which they are associated, and members of their immediate families, and we expect to engage in additional transactions with these persons in the future. All certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
In addition to the individuals discussed above under the question "Are the directors independent?", the Bank employs the following individuals who are related to one of our directors:

•
The son of R. Rick Hart, an executive officer and a director, is a vice president of the Bank. Mr. Hart’s son was an employee of Capital prior to the merger and continues to work in the same capacity at a branch located in Nashville, Tennessee. His total compensation in 2014 was in excess of $120,000, which is consistent with the compensation paid to similarly-situated employees of the Bank.

•
The son of Hugh S. Potts, Jr. is a senior vice president and investment portfolio manager. Mr. Potts’s son was an employee of First M&F prior to the merger and continues to work in a similar capacity with the Company. His total compensation in 2014 was in excess of $120,000, which is consistent with the compensation paid to similarly-situated employees of the Bank.

Neither of the foregoing employees is an “executive officer” as that term is defined in Rule 3b-7 under the Exchange Act).
What are our policies and procedures for the review, approval and ratification of related person transactions?
We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Under our code of ethics, our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com by clicking on “Governance Documents,” and then “Code of Ethics.”
The entire board of directors is responsible for reviewing and approving or ratifying all material transactions between us and our subsidiaries with any related person. To identify related person transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their immediate family members have an interest. When the board reviews, approves or ratifies related person transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related persons include any of our directors or executive officers, their immediate family members and businesses with which they are associated. The types of transactions that must be reviewed and approved include extensions of credit and other business relationships.
We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee. Other than our Code of Ethics, our related person transaction policy is not in writing.
Also, we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
Are there any legal proceedings involving a director or executive officer and Renasant or the Bank?
We are not aware of any current legal proceedings involving any of our directors or executive officers and either the Bank or us.

EXECUTIVE OFFICERS
Who are our executive officers?
The names, ages, positions and business experience of our principal executive officers, except for Mr. McGraw and Mr. Hart, are listed below. Because they are also members of our board, information about Mr. McGraw and Mr. Hart appeared previously in the “Board of Directors” section above under the question “How many directors serve on the board, and who are the current directors?” All of our executive officers are appointed annually by the board of directors and serve at the discretion of the board except for Mr. McGraw and Mr. Hart, each of whom is party to an employment agreement.

Name	Age	Position
Kevin D. Chapman	39
Our Executive Vice President since January, 2012, and Chief Financial Officer since October, 2012.   Mr. Chapman served as our Corporate Controller from May, 2006 until October, 2012. He has served as Senior Executive Vice President of the Bank since January, 2012 and Chief Financial Officer of the Bank since October, 2012. Mr. Chapman served as Chief Strategy Officer of the Bank from January, 2012, until October, 2012. He was a Senior Vice President of the Bank from January, 2005, until July, 2006, at which time he became an Executive Vice President and the Bank’s Chief Accounting Officer.

J. Scott Cochran	51
Our Executive Vice President since April, 2007, and President of the Western Division of the Bank since October, 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April, 2007, to October, 2012; he served as Administrative Officer of the Bank’s Corporate Banking Division from March, 2005, to April, 2007. Prior to March, 2005, he served as Senior Commercial Lending Officer of the Bank.

Stephen M. Corban	59	Our Executive Vice President and General Counsel since July, 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July, 2003.
James W. Gray	58
Our Executive Vice President since February, 2003; he has also served as Senior Executive Vice President of the Bank since June, 2005. Mr. Gray has served as Chief Revenue Officer of the Bank since October, 2012. He served as Chief Information Officer of the Bank from March, 2006, to October, 2012, and was Strategic Planning Director from January, 2001, until March, 2006. Prior to January, 2001, he served as the Bank’s Chief Operations Officer.

Stuart R. Johnson	61
Our Executive Vice President since February, 2003; from April, 2013 until January 2015 he served as Treasurer. From April, 1996, until March, 2013, he served (with Mr. Chapman after January 2012) as our Chief Financial Officer. Mr. Johnson has served as Senior Executive Vice President of the Bank since June, 2005 and as Cashier and Chief Financial Officer of the Bank from April, 1996 until January, 2015, serving together with Mr. Chapman as Chief Financial Officer of the Bank from 2012 to 2015.

Jeffrey B. Lacey	52
Our Executive Vice President since September, 2014 and President of the Southern Mississippi Division of the Bank since September, 2014. Prior to our acquisition of First M&F Mr. Lacey served as the President and Chief Banking Officer of Merchants and Farmers Bank from December, 2008 until September, 2014. From March, 2002 until December, 2008 he served as President of Merchants and Farmers’ Rankin County, Mississippi branch operations.

Michael D. Ross	50
Our Executive Vice President since September, 2007; he has served as President of the Eastern Division and Chief Commercial Banking Administrative Officer of the Bank since July, 2014. He served as President of the Eastern Division of the Bank from October, 2012 to July, 2014. From September, 2007 until October, 2012 he served as President of the Alabama Division of the Bank.

C. Mitchell Waycaster	56
Our Executive Vice President since February, 2003, and the Senior Executive Vice President since June, 2005. He has served as Chief Administrative Officer of the Bank since April, 2007. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January, 2005, to April, 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December, 2004.

W. Mark Williams	52
Our Executive Vice President since July, 2011; he has also served as Senior Executive Vice President and Chief Banking Systems Officer of the Bank since July, 2014. Mr. Williams served as Senior Executive Vice President and Chief Information Officer of the Bank from October, 2012 until July, 3013. From July, 2011 to October, 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March, 2008 to July, 2011. Prior to 2008 he served as the Bank’s Community Bank Performance Lending Support Officer.

Mary John Witt	55
Our Executive Vice President since April, 2014 and Senior Executive Vice President and Chief Risk Officer of the Bank since April, 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March, 2006 to April, 2014. Prior to 2006 Ms. Witt was an internal auditor serving as Internal Audit Manager from August, 1999 until March, 2006.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section, or CD&A, describes the Company’s compensation program for our named executive officers, or NEOs. Generally speaking, under applicable SEC rules each person who served as our principal executive officer and our principal financial officer during 2014, plus our three most highly-compensated executives for 2014 other than our principal executive and principal financial officers, are our NEOs. Our NEOs for 2014 are Mr. McGraw, Mr.

Chapman, Mr. Hart, Mr. Waycaster and Mr. Ross. As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive compensation program, including making recommendations to the board about the compensation of our named executive officers. Except as may be limited by applicable law, stock exchange rules and its charter, the compensation committee may delegate its authority to the extent it deems necessary or appropriate. Responsibility for the ministerial or day-to-day administration of our executive compensation program has been delegated to officers of the Bank.
Who is responsible for determining executive compensation?
The compensation committee recommends to our full board the amount and type of compensation for our NEOs and our directors. The compensation committee consists of Frank B. Brooks, John M. Creekmore, Richard L. Heyer, Jr., Neal A. Holland, Jr., J. Niles McNeel and Albert J. Dale, III, who is the chairman. Each member of the compensation committee (1) is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and (2) is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act. In determining that each member of the compensation committee is an independent director, the board considered factors specifically relevant to determining whether such member has or had a relationship with us or the Bank that materially affects the member’s ability to be independent from management in connection with the duties of a compensation committee member, including those factors listed in Rule 5605(d)(2) of the Nasdaq Marketplace Rules.
The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The committee met a total of 5 times during 2014.
The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities, a copy of which is available at www.renasant.com, by clicking on “Governance Documents” and then “Compensation Committee Charter.” The committee periodically reviews the charter and makes appropriate revisions.
The compensation committee usually determines its recommendations for our NEOs’ compensation for an upcoming year at its December meeting. At this meeting, the committee evaluates the performance of our NEOs during the past year and recommends adjustments to base salaries and individual grants of stock options and awards of restricted stock to be made for the upcoming year, including any performance objectives that must be satisfied as a condition of any grant or award. In addition, the committee determines the amount of our NEOs’ annual cash bonuses for the immediately completed fiscal year and, to the extent any equity compensation for that year was contingent on the attainment of performance goals, determines whether and to what extent the goals have been satisfied.
Recommendations for our NEOs’ base compensation, grants and awards for our 2014 fiscal year were made at the compensation committee’s December, 2013, meeting and approved by the board at its December, 2013, meeting.
Role of Our Officers.
Our executive officers compile and provide information, make recommendations, and assist in the management and administration of our executive compensation plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and option grants and restricted stock awards for key executive officers, other than our chief executive officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•
Providing information and data to the committee, including, but not limited to: (1) information concerning Company and individual performance; (2) information concerning the attainment of our strategic objectives; (3) the common stock ownership of each executive and his option holdings; (4) information about equity compensation plan dilution; (5) quantification of all forms of compensation payable to our executives; and (6) peer group compensation and performance data.

Our executive officers may attend meetings at the request of the committee, except that Mr. McGraw is not present during the deliberations of his compensation. A portion of each of the meetings held during 2014 was in executive session during which none of our executive officers was present.
Using Compensation Consultants.
For 2014, the compensation committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide advice regarding the amount and form of compensation for our NEOs. Among other matters, Pearl Meyer developed market values for the salaries, bonuses and long-term incentives we pay or provide to our executive officers, including an analysis of the salaries, bonuses and long-term incentives paid by our peer group, the members of which are listed below under the question “Do we 'benchmark' total compensation or any element of compensation?”. The committee used this information to assess the competitiveness of our pay practices.

In connection with its retention of Pearl Meyer, the compensation committee assessed whether Pearl Meyer was independent of the Company and concluded that it was. In addition, the compensation committee determined that Pearl Meyer’s services to it did not create any conflicts of interest among Pearl Meyer, the Company or any member of the compensation committee.
What are the objectives of our compensation program?
The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including the named executive officers;

•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and

•	To align each executive’s interests with the creation of long-term shareholder value, without encouraging excessive risk taking.
What are the specific elements of the compensation program, and what are they intended to address and reward?
Our compensation program consists of five elements:

•
Base salary: This element is intended to directly reflect an executive’s job responsibilities and his value to the Company; we also use this element to attract and retain our executives and, to some extent, reward each executive for his individual efforts in furthering our strategic goals.

•
Annual short-term cash incentives: The annual cash bonus is one of the performance-based elements of our compensation; it is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance. Our cash bonus is paid based on the achievement of measureable performance goals; as a general matter, we do not pay discretionary bonuses.

•
Equity-based incentives: Grants of stock options and awards of restricted stock are the most important methods we use to align the interests of our named executive officers with the interests of our shareholders; they are also another element of performance-based compensation, which rewards measurable performance both on a long-term basis (stock options) and on a short-term basis (restricted stock).

•
Perquisites, welfare benefits and retirement plans: These benefits and plans are intended to attract and retain qualified executives by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings.

•
Change in control arrangements: These arrangements provide a form of severance that is payable in connection with a change in control of the Company. They are primarily intended to align the interests of our executives with our shareholders by providing a financial transition in the event of a separation from employment in connection with or following a change in control.

Do we “benchmark” total compensation or any element of compensation?
No. We do not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation (or justifying the level of compensation) based upon the compensation of similarly-situated executives at other companies similar in size, industry and other characteristics. We do, however, review information about compensation practices at similar companies to ensure that our compensation remains at competitive and responsible levels. In 2014, the peer group we used for these limited purposes included publicly-traded financial institutions located primarily throughout the southeastern United States, listed below. The following table provides information about the demographics of this peer group:

Demographic	Range	Median
Total assets	$3.4 billion - $15.3 billion	$6.3 billion
Market value of stock	.42 billion - 2.5 billion	1.5 billion
Net income	24 million - 126 million	70 million

Peer group companies: BancFirst Corporation; Bank of the Ozarks, Inc.; Capital Bank Financial Corp.; Capitol Federal Financial, Inc.; City Holding Company; Community Trust Bancorp, Inc.; First Financial Bankshares, Inc.; ; Home BancShares, Inc.; Iberiabank Corporation; Old National Bancorp; Pinnacle Financial Partners, Inc.; Republic Bancorp, Inc.; Simmons First National Corporation; South State Corporation; Texas Capital Bancshares, Inc.; Trustmark Corporation; United Bankshares, Inc.; WesBanco, Inc.
How are the relative amounts of each element of compensation determined?
An NEO’s total compensation is based on the compensation committee’s and the board’s judgment regarding the NEO’s value to the Company, his past performance and his ability to help us achieve our financial and operating performance objectives. The committee does not use a specific formula to determine the amounts of each element of an NEO’s total compensation. Instead, the committee evaluates the total compensation proposed to be paid to each executive and makes individual compensation recommendations that provide for significant exposure to equity, substantial performance-based components and an appropriate mix of short-term and long-term rewards.
The committee has not adopted specific stock ownership or holding guidelines that would affect its recommendations. Instead, in determining whether compensation should be paid in the form of our common stock or cash (both overall and with respect to performance-based compensation in particular), the committee considers with respect to each executive: (1) amounts accumulated and payable in cash from our retirement plans; (2) amounts to be paid as cash severance under employment or change in control agreements; and (3) current holdings of our common stock. For the 2014 fiscal year, an average of 25.72% of our NEOs’ total compensation was paid in the form of equity, as restricted stock.
As to how much of each executive’s aggregate compensation should be performance-based, the compensation committee attempts to create meaningful incentives that are intended to motivate our NEOs to achieve our financial and operating objectives while maintaining a reasonable level of compensation even if the performance goals are not satisfied. The committee also considers the level of risk-taking that the performance-based compensation might encourage.
Finally, as to the balance between short-term and long-term rewards, the committee does not use a fixed percentage. Instead, the committee considers the various short-term and long-term goals that have been set for the Company and the particular executive’s ability to impact such goals.
What percentage of our named executive officers’ total compensation was subject to the attainment of performance goals?
Cash bonuses and restricted stock awards are subject to the attainment of short-term performance goals. The following table illustrates the percentages of each NEO’s total compensation subject to performance goals for the 2014 fiscal year; the percentages assume that target performance was achieved.

Named Executive Officer	Performance Pay as Percentage of 2014 Fiscal Year Total Compensation
E. Robinson McGraw	48.20%
Kevin D. Chapman	56.56%
R. Rick Hart	46.08%
C. Mitchell Waycaster	52.42%
Michael D. Ross	54.16%
The committee concluded that these levels of performance-based compensation are appropriate to align the interests of our NEOs with the Company’s objectives, but are unlikely to motivate an NEO to take risks that might expose us to adverse consequences.
How have the results of the shareholder advisory vote on our executive compensation program affected our decisions with respect to compensation?

At our 2014 annual meeting, we held a nonbinding shareholder advisory vote on our executive compensation program. At this meeting, our shareholders adopted a nonbinding resolution approving the compensation paid to our executive officers by a substantial margin. Approximately 17.1 million votes (or about 79.4% of all votes cast) were cast in favor of adopting this resolution, while only about 4.4 million votes were cast against the resolution (there were also approximately 277,000 abstentions). The compensation committee and the board consider this vote to be an endorsement of our compensation philosophy, including our balance between cash and equity and between performance-based and non-performance-based compensation. Based upon the shareholders’ vote, the compensation committee believes that significant modifications to our executive compensation program are not necessary at this time, although both the committee and the board intend to monitor our executive compensation program to ensure that it continues to further the program’s objectives.
At our 2011 annual meeting, a majority of our shareholders recommended that the nonbinding shareholder advisory vote on our executive compensation occur every three years. The next nonbinding shareholder advisory vote will be held in 2017, at which meeting we expect also to ask our shareholders to vote again on the frequency of the non-binding shareholder advisory vote on executive compensation.
How is base salary determined and adjusted?
Considerations. Unless adjustments are fixed under an employment or similar agreement the committee reviews and recommends the adjustment of base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	Individual, Company, Bank and division performance, measured against quantitative and qualitative goals;

•	Duties and responsibilities; and

•	Compensation paid by our peer group.
2014 Fiscal Year Decisions. The 2014 base salaries of our named executive officers are included in the Summary Compensation Table that follows this section. For 2014, base salaries increased an average of $28,340, or an average of 7.25%, over the base salaries paid in 2013. In determining the increase in our NEO’s base salary, the committee considered the Company’s performance in relation to prior year results, whether and to what extent the Company’s performance goals were achieved and the Company’s performance in relation to our peers and concluded that the Company had a successful year in regards to the actual performance results, especially in light of the current economic climate. Additionally, the committee noted the contribution of each NEO to the Company’s performance results.
How is the annual cash bonus determined?
Considerations. Our annual bonus is made through our Performance Based Rewards Plan, or our “Bonus Plan,” under which annual cash bonuses may be paid to all of our executives. Each year, the annual bonus for our named executive officers is determined using the following process:

•
Before or at the beginning of each fiscal year, the compensation committee: (1) determines the performance goals for the year, which may relate to our performance, Bank or division performance, the performance of each executive, or a combination thereof; (2) sets threshold, target and superior levels of performance; and (3) determines bonus amounts, expressed as a percentage of base compensation, payable upon the attainment of each performance level.

•
At the end of each fiscal year, the committee determines actual performance and the amount of the bonus payable to each executive. To determine performance, the committee may exclude gain or loss attributable to extraordinary nonrecurring items, and it has previously excluded nonrecurring gains attributable to certain of our acquisitions with a corresponding reduction in payouts from the Bonus Plan. If performance falls between performance levels, the committee prorates the amount to reflect partial performance. No incentive is paid if threshold levels are not attained.

2014 Fiscal Year Goals. The committee adopted the performance goals below to reflect performance at threshold, target and superior levels for our 2014 fiscal year, which it believed were measures likely to result in enhanced shareholder value.

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level
Growth in diluted earnings per share	60% of incentive	36.07% growth	43.44% growth	50.82% growth
Growth in net revenue per share	40% of incentive	5.71% growth	9.05% growth	12.50% growth

As a percentage of each executive’s base salary, the committee also determined that the amounts below would be paid for performance at the designated threshold, target, and superior levels. The committee believed that these amounts were appropriate in light of the corresponding level of Company growth required to achieve each goal.

Named Executive Officer	Threshold Performance Level	Target Performance Level	Superior Performance Level
E. Robinson McGraw	40% of base salary	80% of base salary	160% of base salary
Each of the other NEOs	25% of base salary	50% of base salary	100% of base salary
2014 Fiscal Year Performance. In 2014, our reported diluted earnings per share increased 54.10%, which exceeded the superior performance level, and our net revenue per share increased 7.00%, which was between the threshold and target performance levels. Payouts were made based on actual performance, with no adjustments for nonrecurring expenses related to our pending acquisition of Heritage Financial Group, Inc., which had the effect of reducing diluted earnings per share by $0.01.
How is equity compensation determined and paid?
Considerations. Equity compensation has been granted and awarded under our 2011 Long-Term Incentive Compensation Plan, or the 2011 LTIP, which replaced our 2001 Long-Term Incentive Plan or 2001 LTIP which expired in October 2011 ( the 2001 and the 2011 LTIP are sometimes referred to as the LTIPs). Except for authorizing our non-employee directors to receive grants and awards from the plan and the inclusion of a recovery or clawback provision, the 2001 LTIP and the 2011 LTIP have substantially the same terms.
The committee uses equity compensation to create both short-term and long-term incentives that align the interests of our executives with the interests of our shareholders in a manner that does not encourage excessive risk-taking. The committee uses restricted stock to provide immediate alignment of executive and shareholder interests. We believe this alignment occurs because our executives become shareholders from the date of award and thus immediately benefit from increases in our stock price. The committee uses options to incent longer-term performance because options have value only to the extent our share price increases during the exercise period.
In determining the overall amount of equity compensation and the number of stock options and shares of restricted stock to be granted and awarded, the committee considers the following criteria as to each named executive officer:

•	The position, responsibility and prior performance of each executive;

•	The executive’s ability to affect corporate performance on a long-term and short-term basis;

•	The value of grants or awards in relation to other elements of total compensation; and

•	The number of shares of our common stock that he currently owns, whether directly or beneficially.
The committee’s practice is to recommend grants or awards for a fiscal year at the end of the immediately preceding fiscal year or in January of such fiscal year, irrespective of whether or not we are in possession of material non-public information at that time. Ordinarily, our board reviews the recommendations and makes the final grants and awards early in each fiscal year. The committee believes that the practice of making grants and awards about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants and restricted stock awards to take advantage of non-public information. We do not backdate options or grant options retroactively.
Options. Under our LTIPs, the exercise price for stock options cannot be less than “fair market value,” which is defined as the closing sales price of our common stock on the date immediately preceding the grant date. Unless the board otherwise provides, options vest and become exercisable in equal installments over a three-year period, and lapse or expire ten years after the grant date. Unless otherwise provided by the board, the vesting of options is accelerated, and an executive’s options remain exercisable for not less than six months following a change in control of the Company.
Restricted Stock. The committee utilizes both time-based and performance-based restricted stock. Performance-based restricted stock awards to our named executive officers are typically subject to a one-year service vesting requirement and the attainment of performance goals during the one-year period. Shares are awarded in increasing amounts for threshold, target and superior performance, using the same performance goals applicable to our annual cash bonus. Shares in the target amount are issued at the beginning of each fiscal year. The issued shares may not be sold, pledged or otherwise transferred until the end of the fiscal year. The target shares are subject to forfeiture if threshold performance goals or the service condition is not satisfied; the number of target shares may be increased or decreased at the end of the fiscal year for actual performance in relation to the target level. Unless otherwise provided by the board, the target shares vest, free of restrictions, in the event of a change in control of the Company. Time-based restricted stock awards are subject to vesting based on service requirements established by the committee. Recipients of restricted stock awards are entitled to dividend and voting rights with respect to the target shares during the service vesting period.

Recovery Policy. The 2011 LTIP includes a recovery, or “clawback” provision, that applies to any grant or award made subject to the attainment of performance goals. If we are required to restate our financial statements or other financial measures, the committee possesses the authority to reduce, forfeit, recover or clawback all or any portion of an incentive that was awarded based upon the statements or measures, whether or not the incentive is then vested or otherwise free of forfeiture restrictions. The committee possesses the authority to limit any clawback to our executive and accounting officers and to the portion of the incentives granted, awarded or vested in excess of the amount that would have been granted, awarded or vested based upon the restated results.
2014 Fiscal Year Decisions. The Summary Compensation Table and the Grants of Plan Based Awards table, which follow this discussion, each provide specific information about the restricted stock awarded for the 2014 fiscal year and the number of shares of restricted stock issuable in the event of threshold, target or superior performance. No stock options were granted in 2014.
The 2014 performance criteria applicable to the restricted stock awards were the same as the performance criteria applicable to our annual cash bonuses, summarized above. Based upon our performance, which exceeded superior levels with respect to diluted earnings per share and fell between threshold and target levels with respect to net revenue per share, an aggregate of 48,800 shares of common stock were awarded to our NEOs for 2014. Mr. McGraw was also awarded 12,000 shares of time-based restricted stock with a one-year service requirement.
How are perquisites and welfare and retirement plans integrated into our compensation program?
Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance or use of a company-owned automobile. Although these perquisites involve incidental personal value, we believe both are necessary to advance our business purposes. The compensation committee annually reviews the level of perquisites that our named executive officers receive to ensure that the amount of perquisites remains at a reasonable level.
Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory. Our NEOs may participate in these plans.
Retirement Benefits. We offer our eligible employees, including our NEOs, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 4% of compensation deferred, and we contribute an additional 5% of each eligible employee’s plan compensation and an additional 5% of plan compensation in excess of the Social Security wage base, subject to certain limits imposed under the plan and applicable law. Our contributions are subject to the completion of a six-year incremental vesting period. The plan provides for the distribution of account balances following separation from employment, generally in the form of a single sum. The Summary Compensation Table includes information about our contributions for the benefit of our NEOs in the 2014 fiscal year.
We also sponsor a noncontributory tax-qualified defined benefit or pension plan. Prospective benefit accruals under the plan ceased as of December 31, 1996. Messrs. McGraw and Waycaster have vested benefits accrued under the plan. Messrs. Chapman, Hart and Ross are not eligible to and do not participate in the plan. Vested plan benefits are paid monthly at either early or normal retirement. Mr. McGraw has satisfied the conditions for normal retirement because he has attained age 65. Mr. Waycaster has satisfied the age and service conditions for early retirement because he has attained age 55 and is credited with at least 15 years of service. The Pension Benefits table following this section illustrates the value of benefits accrued under the plan.
We also maintain an ESOP, under which employer contributions are held and invested in our common stock. This plan was amended in April, 2002, to provide that no additional participants would be added and no further employer contributions would be made. Mr. McGraw and Mr. Waycaster have vested account balances under the ESOP that will be distributed following separation from employment.
We also maintain two voluntary deferred compensation arrangements for our executives, the DSU Plan, in which our directors may also participate, and the Executive Deferred Income Plan, or the “Deferred Income Plan.” The Nonqualified Deferred Compensation Table that follows this section reflects voluntary deferrals made to both of these plans made during our 2014 fiscal year; with the exception of a contribution for Mr. McGraw, the Company does not contribute to these plans.
As described earlier, amounts deferred under the DSU Plan are invested in units representing shares of our common stock and credited with dividend equivalents as and when dividends are paid on our shares. Units are allocated to each participant’s account based on a quarterly average market price. All cash compensation is eligible for deferral, subject to the reservation of an amount necessary to satisfy applicable withholding obligations, any deferrals under our 401(k) plan and insurance premiums and similar payroll deductions. Account balances are distributed in the form of shares of our common stock following separation from employment.
Under the Deferred Income Plan, each executive may annually elect to defer all or part of his or her base salary, subject to the requirement that base salary be currently paid in an amount sufficient for the payment of applicable insurance premiums, withholdings and similar payroll deductions. Deferred amounts are credited to a bookkeeping account and notionally invested in accordance with the instructions of each executive from among designated investment alternatives, including an interest rate investment that is credited at 100% of the Moody’s Rate, which was a weighted average rate of 4.59% for 2014. Amounts deferred before 1989 can remain invested in a notional interest rate investment credited at 130% of the Moody’s Rate, which was a weighted average interest rate of 5.97% for 2014. Benefits are equal to each participant’s account balance and are paid upon separation from employment. Distributions are made in the manner elected by each participant at the time of deferral, but not more than 15 annual installments. Participants in the plan as of December 31, 2006, including Mr. McGraw and Mr. Waycaster, may receive a preretirement death benefit that is greater than their account balances.
Mr. Hart remains a participant in two supplemental executive retirement plans, or “SERPs,” adopted in connection with our merger with Capital. The SERPs provide for the payment of 15 equal annual installments upon his retirement at age 65 or death. The aggregate annual benefit payable from the SERPs is $155,000 with a 3% annual cost of living adjustment, which accrues and vests upon his death, attainment of age 65 or his involuntary separation from employment without cause, constructive termination or in the event of a change in control. Mr. Hart is fully vested in the benefits payable under the SERPs.
Have we entered into employment, severance, change in control or other agreements with our named executive officers?
Yes. We have entered into employment agreements with Messrs. McGraw and Hart, which include change in control arrangements. We have entered into change in control agreements with Messrs. Chapman, Waycaster and Ross. These individuals are our most senior executives and play an integral role in our success. We believe these arrangements operate to create a retention device and to ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of the Company to a third party. The material terms of these arrangements are described in the “Potential Payments Upon Termination or Change in Control” section below.
How do tax, accounting and other statutes or regulations affect the compensation paid to our named executive officers?
Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” limits to $1 million in any tax year the deduction a company may claim for compensation paid to each of its chief executive and four other highest paid officers. For purposes of calculating the $1 million limit, compensation made subject to certain performance-based conditions may be excluded. Our base salary and annual cash bonuses are subject to the Section 162(m) limit because they are not considered performance-based. Options granted and restricted stock awarded under our equity incentive plan may be structured as performance-based compensation that is not subject to the limit, or the committee, in its discretion, may grant or award equity compensation that is not performance-based, such as time-based restricted stock.
Other Statutes, Regulations and Authorities. Section 409A of the Code governs the taxation of deferred compensation. The rules apply to our deferred compensation plans, the SERPs, and certain payments and benefits under our employment and change in control agreements. We believe we have operated our deferred compensation plans and arrangements in a manner consistent with the provisions of Section 409A and have timely amended our affected agreements and plans.
Topic 718. Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“Topic 718”), establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under Topic 718, we are required to recognize compensation expense for all share-based payments to our employees, including our named executive officers.
What are our policies and practices regarding the management of risks arising from our compensation program?
As discussed in this CD&A, the major components of our compensation program consist of base salary, annual short-term cash incentives and short- and long-term equity incentives. In our view, our short- and long-term incentive programs, whether cash or equity, are the components most susceptible to creating risk that could have a material adverse effect on us. We also incent the majority of our non-executive officers through our incentive programs, with both short-term cash incentives and equity incentives based on Company-wide earnings enhancement.
We recognize that under any incentive plan there is some risk that employees may attempt to manipulate payments by engaging in excessive risk taking. We believe that the structure of our incentives mitigates this risk in the following ways:

•
Company-wide performance metrics are used to measure performance, and incentive compensation is paid on the basis of such performance. In particular, incentives for our lending employees are based on these metrics. This ensures that the outcome of any incentive is not likely to be affected by an employee’s own excessive risk taking.

•	Multiple performance metrics are used, making it more difficult to manipulate results.

•
Threshold, target and superior performance levels for incentives are based on a budget derived from balance sheet or product growth (i.e. loans, deposits, margins, credit quality, fee income, expense control) projected by executive management, with the approval of the compensation committee. The projected balance sheet or product growth is based on conservative community banking models with the necessary approval and monitoring processes to support this model.

•	The committee has the authority to exercise discretion to reduce the amount of incentive compensation.
In the fourth quarter of 2014, executive management and the compensation committee undertook their annual comprehensive evaluation of our compensation policies and practices, including our incentive programs, to determine whether any policy or practice creates risk reasonably likely to have a material adverse effect on us. Executive management and the compensation committee concluded that our compensation practices, including the incentive programs, did not create any risk reasonably likely to have such a material adverse effect on us, for the following reasons:

•	The incentive components of our compensation structure are balanced and designed to align our structure with short- and long-term shareholder interests;

•
Base salary is the largest component of our compensation. Because base salary is a fixed amount that is inherently not subject to manipulation, it lessens the possibility that an employee will focus on the incentive. In addition, for employees who receive time-based restricted stock awards, the vesting period typically extends over multiple years, discouraging actions that might generate short-term increases in our stock price;

•	All of our incentives are capped at a percentage of base salary, which mitigates against exposure to excessive risk;

•
For lenders who participate in our incentive programs, loan quality thresholds must be met as a condition to payment. Our loan quality thresholds are objective measures consistent with our overall goals regarding the performance of our loan portfolio, which are not readily subject to manipulation; and

We have a code of ethics and business conduct applicable to all of our employees. We also have an ethics hotline which provides the caller a confidential means to report suspected fraud directly to our chief risk officer and the chairman of the audit committee. We have also established internal controls that are designed to alert us prior to any action by an employee that might expose us to an excessive risk. We believe these measures help to create an atmosphere that discourages excessive risk taking.
What are the compensation committee’s conclusions with respect to the 2014 fiscal year?
The compensation committee has concluded that (1) the compensation paid to our NEOs for our 2014 fiscal year was reasonable and was not excessive and (2) their actual compensation reinforced the primary objectives of our compensation program - assisting the company in achieving its financial and operating performance objectives. This conclusion is based upon a number of factors, including the following:

•	Our strong financial performance as evidenced by earnings growth and both loan and deposit growth;

•	That our financial performance occurred while we expanded our footprint in new and existing markets;

•	The amount of our NEOs’ total compensation made subject to the achievement of performance goals; and

•	The fact that the total compensation levels for our NEOs are comparable to the compensation levels in our peer group.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	Frank B. Brooks
John M. Creekmore	Richard L. Heyer, Jr.
Neal A. Holland, Jr.	J. Niles McNeel
February 27, 2015
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2014 were Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr., Neal A. Holland, Jr. and J. Niles McNeel. In 2014, no member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries or was formerly an officer of Renasant, and no member had any relationship, other than loan relationships, requiring disclosure as a related person transaction under applicable SEC regulations.

COMPENSATION TABLES
Compensation Summary. The following table provides information concerning the total compensation earned or paid to our named executive officers for services rendered to us or the Bank during the 2014 fiscal year.

Summary Compensation Table for 2014
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(5)	All Other Compen- sation		Total
E. Robinson McGraw	2014	$660,000	$—	$755,040	$—	$780,166	$117,398	$89,373	(6)	$2,401,977
Principal Executive	2013	600,000	—	382,800	67,050	837,577	23,134	84,813		1,995,374
Officer	2012	525,000	—	224,400	93,000	474,118	125,576	82,111		1,524,205

Kevin D. Chapman	2014	300,000	—	220,220	—	221,783	—	39,530	(7)	781,533
Principal Financial	2013	280,000	—	62,205	16,763	223,538	431	35,501		618,438
Officer	2012	254,423	—	29,920	23,250	106,286	255	36,103		450,237

R. Rick Hart	2014	455,000	—	220,220	—	318,116	119,262	55,713	(8)	1,168,311
Executive Vice	2013	433,300	—	109,098	22,350	262,368	259,363	53,392		1,139,871
President	2012	412,650	—	59,840	31,000	134,225	249,432	55,651		942,798

C. Mitchell Waycaster	2014	340,000	—	220,220	—	251,407	35,239	52,867	(9)	899,733
Executive Vice	2013	320,000	—	109,098	22,350	255,539	15,305	44,106		766,398
President	2012	292,308	—	59,840	31,000	122,958	23,274	39,321		568,701

Michael D. Ross	2014	340,000	—	220,220	—	244,734	—	53,525	(10)	858,479
Executive Vice	2013	320,000	—	109,098	22,350	206,199	—	51,734		709,381
President	2012	294,654	—	59,840	31,000	122,958	—	51,211		559,663

(1)	Includes amounts deferred under the 401(k) plan, the DSU Plan and the Deferred Income Plan.

(2)	We do not pay discretionary bonuses; annual cash bonuses are awarded under our Bonus Plan, which is performance-based, and are included in the “Non-Equity Incentive Plan Compensation” column.

(3)
The dollar amount of restricted stock awards and stock option grants reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with Topic 718. Dividends payable on restricted stock awards are not factored into our fair value determination of such awards. Excluding the award of 12,000 shares of time-based restricted stock to Mr. McGraw in 2014, restricted stock awards are subject to performance conditions. Other than $377,520 attributable to Mr. McGraw’s time-based restricted stock award, the amounts listed in the table reflect the probable outcome of the conditions determined as of the date of award; the amount listed is the value of the target award, which is consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the grant date under Topic 718, excluding forfeitures. The award date fair value of restricted stock awards in 2014, assuming the superior performance goals were achieved, was $566,280 for Mr. McGraw and $330,330 for each of Mr. Chapman, Mr. Hart, Mr. Waycaster and Mr. Ross. Performance between the target and superior levels was attained in 2014, resulting in payouts of $423,535 for Mr. McGraw and $247,062 for each of Mr. Chapman, Mr. Hart, Mr. Waycaster and Mr. Ross. Please refer to Note N, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2014 for details regarding the assumptions used to derive the fair value of our restricted stock awards and option grants.

(4)	Reflects annual cash bonuses payable under our Bonus Plan, all or a portion of which may be deferred under our deferred compensation plans.

(5)
The listed amounts reflect above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above market only if the interest rate exceeded 120% of the applicable federal long-term rate with compounding as prescribed by the Internal Revenue Service. Above-market earnings in 2014 were $7,626, $8,214 and $617 for Mr. McGraw, Mr. Hart and Mr. Waycaster, respectively. Interest earned on amounts deferred by Mr. Chapman did not exceed the 120% threshold in 2014. Mr. Ross does not participate in the Deferred Income Plan. For Mr. McGraw and Mr. Waycaster, the amount listed in the table also includes the aggregate change in the actuarial present value of his accumulated benefit under our pension plan from 2013 to 2014, which was $109,772 and $34,622, respectively. For Mr. Hart, the amount listed in the table also includes the aggregate change in the actuarial present value of his accumulated benefit under his SERPs from 2013 to 2014, which was $111,048.

(6)
Consists of term life and disability insurance premiums of $1,651, Company contributions to the Deferred Income Plan of $5,458, dividends on restricted stock of $15,640, an allowance for the use of an automobile of $15,600, a gross-up payment for taxes due on Mr. McGraw’s automobile allowance and Company contribution to the Deferred Income Plan in the aggregate amount of $14,210, country club dues of $6,799, and Company contributions to our 401(k) plan in the amount of $30,015.

(7)
Consists of term life and disability insurance premiums of $1,492, dividends on restricted stock of $4,123, country club dues of $3,900 and Company contributions to the 401(k) plan in the amount of $30,015.

(8)
Consists of term life and disability insurance premiums of $9,588, dividends on restricted stock of $4,539, $1,368 for personal use of a company owned automobile, country club dues of $10,203, and Company contributions to the 401(k) plan in the amount of $30,015.

(9)
Consists of term life and disability insurance premiums of $5,413, dividends on restricted stock of $4,539, an auto allowance of $9,000, country club dues of $3,900, and Company contributions to our 401(k) plan in the amount of $30,015.

(10)
Consists of term life and disability insurance premiums of $3,131, dividends on restricted stock of $4,539, an auto allowance of $9,000, country club dues $6,840 and Company contributions to our 401(k) plan in the amount of $30,015.

Plan Grants and Awards. The following table includes information about performance levels for annual cash bonuses payable under our Bonus Plan, our non-equity incentive plan, and restricted stock awards made under the 2011 LTIP. As described in the CD&A above, in 2014 payouts under our Bonus Plan and performance-based restricted stock were contingent upon growth in diluted earnings per share and net revenue per share. For the 2014 fiscal year, the increase in our reported diluted earnings per share satisfied the superior performance level, and the increase in our net revenue per share was between the threshold and target performance levels. The CD&A above provides a general description of the material terms of incentives payable under the Bonus Plan and the material terms of stock option grants and restricted stock awards under the 2011 LTIP.

Grants of Plan-Based Awards for 2014
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)				Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Date of Compen- sation Committee Action	Threshold	Target	Superior	Threshold	Target		Superior
E. Robinson McGraw	1/1/2014	12/10/2013	264,000	528,000	1,056,000	8,000	12,000	(3)	18,000	$377,520
							12,000	(4)		377,520

Kevin D. Chapman	1/1/2014	12/10/2013	75,000	150,000	300,000	4,667	7,000	(3)	10,500	220,220

R. Rick Hart	1/1/2014	12/10/2013	113,750	227,500	455,000	4,667	7,000	(3)	10,500	220,220

C. Mitchell Waycaster	1/1/2014	12/10/2013	85,000	170,000	340,000	4,667	7,000	(3)	10,500	220,220

Michael D. Ross	1/1/2014	12/10/2013	85,000	170,000	340,000	4,667	7,000	(3)	10,500	220,220

(1)	Reflects potential cash incentive payouts calculated under the Bonus Plan.

(2)
Restricted stock awards in 2014 were subject to performance conditions, except for the 12,000 time-based award to Mr. McGraw reflected in the table above. The amounts listed in the table reflect the probable outcome of the conditions determined as of the date of award; the amount listed is the value of the target award, which is consistent with our estimate of the aggregate compensation cost that would be recognized over the applicable service period determined as of the grant date under Topic 718, excluding forfeitures.

(3)	This line item reflects restricted stock awards under the 2011 LTIP subject to performance conditions.

(4)	This line item reflects the time-based stock award under the 2011 LTIP, not subject to adjustment based on performance conditions.
Unexercised Options. The following table includes information about unexercised options held by our named executive officers at the end of the 2014 fiscal year. These options were granted under the LTIPs, except for 13,924 options granted to Mr. Hart which we assumed in connection with our acquisition of Capital. The exercise price below is at least equal to our stock's "fair market value." "Fair market value" means the closing market price of a share of our common stock as quoted on the NASDAQ Global Select Market on the date immediately preceding the grant date. Options vest ratably over a three-year vesting period and are not subject to performance conditions; vesting is accelerated in the event of a change in control. No options were granted in 2014.

Outstanding Equity Awards at December 31, 2014
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
E. Robinson McGraw	22,500	—		—	21.93	1/16/2016
	22,500	—		—	30.63	12/31/2016
	22,500	—		—	17.63	12/31/2017
	22,500	—		—	17.03	12/31/2018
	22,500	—		—	14.22	1/18/2020
	30,000	—		—	16.91	1/17/2021
	20,000	10,000	(1)	—	14.96	1/16/2022

Outstanding Equity Awards at December 31, 2014
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
	5,000	10,000	(2)	—	19.14	12/31/2022

Kevin D. Chapman	3,000	—		—	30.63	12/31/2016
	3,000	—		—	17.63	12/31/2017
	5,000	—		—	17.03	12/31/2018
	5,000	—		—	14.22	1/18/2020
	7,500	—		—	16.91	1/17/2021
	5,000	2,500	(1)	—	14.96	1/16/2022
	1,250	2,500	(2)	—	19.14	12/31/2022

R. Rick Hart	13,924	—		—	15.21	5/30/2016
	7,500	—		—	17.63	12/31/2017
	7,500	—		—	17.03	12/31/2018
	7,500	—		—	14.22	1/18/2020
	10,000	—		—	16.91	1/17/2021
	6,667	3,333	(1)	—	14.96	1/16/2022
	1,667	3,333	(2)	—	19.14	12/31/2022

C. Mitchell Waycaster	7,500	—		—	21.93	1/16/2016
	7,500	—		—	30.63	12/31/2016
	10,000	—		—	16.91	1/17/2021
	6,667	3,333	(1)	—	14.96	1/16/2022
	1,667	3,333	(2)	—	19.14	12/31/2022

Michael D. Ross	10,000	—		—	16.91	1/17/2021
	6,667	3,333	(1)	—	14.96	1/16/2022
	1,667	3,333	(2)	—	19.14	12/31/2022

(1)	Options vested on January 1, 2015.

(2)	One-half of the options vested on January 1, 2015, and the remainder will vest on January 1, 2016.
Exercised Options; Vested Restricted Stock. The following table includes information about options that were exercised and restricted stock actually vested during our 2014 fiscal year. The value realized on the exercise of options is determined based upon the difference between the fair market value of our common stock on the exercise date and the exercise price. The value of the restricted stock awards is based upon the per share market value of our common stock on the vesting date, December 31, 2014, which was $28.93.

Option Exercises and Stock Vested for 2014
Name	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Robinson McGraw	22,500	154,181	26,640	770,935
Kevin D. Chapman	—	—	8,540	247,062
R. Rick Hart	25,318	507,626	8,540	247,062
C. Mitchell Waycaster	7,875	55,046	8,540	247,062
Michael D. Ross	22,500	299,025	8,540	247,062
Pension and SERP Benefits. The following table includes information about benefits accrued under the Bank’s tax-qualified pension plan and Mr. Hart’s SERPs. Benefit accruals under the Bank’s tax-qualified pension plan ceased as of December 31, 1996. As described above, Mr. McGraw and Mr. Waycaster have satisfied the age and service conditions for normal or early retirement. Mr. Chapman, Mr. Hart and Mr. Ross do not participate in the tax-qualified pension plan. We assumed the SERPs maintained by Capital for the benefit of Mr. Hart in connection with our acquisition of Capital. The CD&A above provides a general description of these plans.

Pension Benefits for 2014
Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit(1)	Payments in 2014
E. Robinson McGraw	Defined Benefit Pension Plan	23	(2)	$770,947	—
C. Mitchell Waycaster	Defined Benefit Pension Plan	18	(2)	202,306	—
R. Rick Hart	Supplemental Executive Retirement Plans	10	(3)	1,888,438	—

(1)
Please refer to Note N, "Employee Benefit and Deferred Compensation Plans," in the Notes to Consolidated Financial Statements in Item 8, "Financial Statements and Supplementary Data," of our Annual Report on Form 10-K for the year ended December 31, 2014 for details regarding the valuation methods and all material assumptions used in determining the present value of the accumulated benefit obligations.

(2)	Includes only service credited on or before December 31, 1996, which is all that is taken into account for benefit accrual purposes.

(3)	Includes only service credited since August, 2003 when we assumed the SERPs in connection with the Capital acquisition.
Deferred Compensation. The following tables include information about the participation of our named executive officers in the Deferred Income Plan and the DSU Plan. We describe the terms of these plans in the CD&A. Mr. Ross does not participate in the Deferred Income Plan, and Mr. Chapman does not participate in the DSU Plan.

Nonqualified Deferred Compensation for 2014 - Deferred Income Plan
Name	Executive Contributions in 2014(1)	Company Contributions in 2014(2)	Aggregate Earnings in 2014(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014(4)
E. Robinson McGraw	$10,400	$5,458	$28,997	$—	$610,503
Kevin D. Chapman	—	—	104	—	4,128
R. Rick Hart	—	—	25,325	(10,785)	479,169
C. Mitchell Waycaster	900	—	2,979	—	66,833

(1)
The entire amount listed as each named executive officers' contribution is included in either the "Salary" or "Non-Equity Incentive Plan Compensation" column, as applicable, of the Summary Compensation Table.

(2)	Our contribution to Mr. McGraw's account is included in the "All Other Compensation" column of the Summary Compensation Table.

(3)
Except for interest totaling $7,626 for Mr. McGraw, $8,214 for Mr. Hart and $617 for Mr. Waycaster, no interest on deferred compensation was earned at an above-market rate. The amount of above market interest for each named executive officer is included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

(4)
Amounts in this column include deferrals previously reported as compensation in our Summary Compensation Table for 2012, 2013 and 2014. For Mr. McGraw, the amount includes $15,858 reported in each of 2012, 2013, and 2014. For Mr. Waycaster, the amount includes $900 reported in each of 2012, 2013 and 2014. Neither Mr. Hart nor Mr. Chapman made a contribution in 2012, 2013 or 2014.

Nonqualified Deferred Compensation for 2014 - Deferred Stock Unit Plan
Name	Executive Contributions in 2014(1)	Company Contributions in 2014	Aggregate Earnings in 2014	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014(2)
E. Robinson McGraw	$7,800	—	$4,697	—	$112,571
R. Rick Hart	—	—	421	—	12,266
C. Mitchell Waycaster	—	—	94	—	2,040
Michael D. Ross	6,400	—	1,841	—	43,658

(1)
The entire amount listed as each named executive officers' contribution is included in either the "Salary" or "Non-Equity Incentive Plan Compensation" column, as applicable, of the Summary Compensation Table.

(2)
Amounts in this column include amounts reported as compensation in our Summary Compensation Table for 2012, 2013 and 2014. For Mr. McGraw, the amount includes $7,800 reported in each of 2012, 2013 and 2014; for Mr. Ross, the amount includes $5,540 reported in 2012, $5,900 in 2013 and $6,400 in 2014 Neither Mr. Waycaster nor Mr. Hart made contributions to the plan during 2012, 2013, or 2014.

Potential Payments Upon Separation or Change in Control
We have entered into change in control arrangements with each of our NEOs. The provisions applicable to Mr. McGraw and Mr. Hart are included in their employment agreements; the arrangements for Mr. Chapman, Mr. Waycaster and Mr. Ross are included in individual change in control agreements. The employment agreements for Mr. McGraw and Mr. Hart also provide for payments in the event of a qualifying separation from employment. The following narrative and table describe the compensation and benefits payable to each of our NEOs in the event of retirement, disability, death, involuntary and voluntary separation from employment, and change in control based upon the terms of these agreements as in effect on December 31, 2014.
We have neither described nor quantified below payments and benefits that are generally available to all employees upon separation from employment, such as vested benefits payable from our tax-qualified pension and retirement plans, accrued but unpaid compensation and vacation pay, and long-term disability benefits funded through group insurance. Also, amounts that are vested and are or may become payable notwithstanding the circumstances of an executive’s separation, such as balances under our deferred compensation plans and Mr. Hart’s accrued and vested benefits under his SERPs, are not described in the narrative or quantified in the table. A description of our deferred compensation plans and the SERPs is included in the CD&A above.
Applicable Covenants. As consideration for the payments described below, Mr. McGraw and Mr. Hart are subject under their employment agreements to certain restrictive covenants limiting their activities after separation, and Messrs. Chapman, Waycaster and Ross are subject to similar covenants under their change in control agreements. Generally, each executive may not solicit any of our officers, employees, customers or depositors and may not compete with us, in any capacity in any location where we have an office on the date of separation. The length of the non-solicitation and non-competition period is two years for each of Messrs. McGraw, Chapman, Waycaster and Ross and one year for Mr. Hart.
Retirement. Generally, an executive “retires” when he voluntarily separates from employment between ages 55 and 65; in some circumstances a designated period of service is also required to receive a particular payment or benefit. As of December 31, 2014, Mr. McGraw, Mr. Hart and Mr. Waycaster satisfied the age condition for retirement. Except as provided below, we do not provide our executives with specific retirement payments or benefits:

•
Options granted under the 2001 LTIP that are otherwise vested at retirement will remain exercisable during the one-year period following retirement; vested options granted under the 2011 LTIP will remain exercisable during the three-year period following retirement.

•
If an executive retires during our fiscal year, a prorated portion of an executive’s restricted stock award will vest at the end of the applicable performance cycle if and to the extent that applicable performance goals are satisfied during the cycle.

•
For eligible employees employed by the Company as of December 31, 2004, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; Messrs. McGraw and Waycaster are covered under the plan. If Mr. McGraw had retired as of December 31, 2014, his spouse would have received benefits with an annual value of $3,477 until she reached age 65; if Mr. Waycaster had retired as of December 31, 2014, he would have received benefits with an annual value of $9,193, representing coverage for Mr. Waycaster, his spouse, and his dependent child.

•
If an executive retires during our fiscal year, he will receive his annual cash bonus under our Performance Based Rewards Plan, to the extent applicable performance measures are achieved during the cycle, prorated to reflect the compensation received before retirement.

Death and Disability. We provide group term life insurance coverage for each of our named executive officers. The amount of this coverage may be in excess of the amounts we otherwise provide to our employees.
In the event of death or disability, each executive other than Mr. McGraw, will vest in a prorated portion of his restricted stock award at the end of the applicable performance cycle if and to the extent that applicable performance goals are attained during the cycle. Any vested options will remain exercisable for one-year following death or disability. Each executive will also receive his cash bonus under our Performance Based Rewards Plan, to the extent applicable performance goals are attained during the cycle, prorated to reflect base compensation paid during the year in which death or disability occurs.
In the event of his death or disability, Mr. McGraw will vest in his target restricted stock award and target bonus under our Performance Based Rewards Plan, each prorated to reflect his period of service, and his vested options will remain exercisable for the one-year period following his death or disability.
Termination for Cause and Voluntary Separation. Under the arrangements we maintain with each of our executive officers, no benefits or payments vest or become payable upon an involuntary termination of employment for cause or voluntary separation, except as may be required by law, as may be provided in the event of retirement or to the extent previously accrued and vested under our tax-qualified plans and our deferred compensation plans.
“Cause” has substantially the same definition in our employment agreements with Mr. McGraw and Mr. Hart and under our individual change in control agreements. Generally, “cause” includes (1) the executive’s commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) his indictment for a felony or a crime involving moral turpitude, (3) the willful failure to perform the duties of his position with the Company, (4) the breach of an applicable code of conduct, code of ethics or similar rules adopted by us, or (5) the material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, and (6) with respect to Mr. McGraw and Mr. Hart, the willful breach of his applicable agreement that is not cured after notice.
Constructive Termination and Involuntary Termination Without Cause. The concept of "constructive termination" does not apply to Messrs. Chapman, Waycaster, and Ross. In the event of an involuntary termination without cause, each of Messrs. Chapman, Waycaster, and Ross will vest in a prorated portion of his restricted stock award at the end of the applicable performance cycle, if and to the extent that applicable performance goals are attained during the cycle, and his vested options will remain exercisable for 30 days following his termination (60 days for options granted under the 2001 LTIP). No other benefits or cash payments will be made, except as may be required by law or to the extent previously accrued and vested under our tax-qualified plans and our deferred compensation plans.
Under our employment agreement with Mr. McGraw and the terms of our LTIPs, if he is involuntarily terminated without cause or in the event of his “constructive termination”:

•	He will receive a cash payment equal to two times his annualized base compensation and the amount of his target bonus;

•	His target restricted stock award will vest;

•	The Company will pay premiums for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Code, commonly referred to as “COBRA”; and

•	If Mr. McGraw is terminated without cause, his vested options will remain exercisable during the 30-day period following his termination (60 days for options granted under the 2001 LTIP).
Mr. Hart will receive similar benefits under our employment agreement and the LTIPs if he is involuntarily terminated without cause or in the event of his constructive termination:

•	He will receive a cash payment equal to his annualized base compensation and his target bonus;

•	He will receive premium payments for the continuation coverage period available to him and his eligible dependents under COBRA; and

•
If Mr. Hart is terminated without cause, he will receive a prorated portion of his restricted stock award at the end of the applicable performance cycle, if and to the extent that applicable performance goals are attained during the cycle, and his vested options will remain exercisable for 30 days following his termination (60 days for any vested options granted under the 2001 LTIP).

The employment agreements for Mr. McGraw and Mr. Hart include the same definition of “constructive termination”: (1) a reduction in the executive’s base compensation or his authority, duties or responsibilities; (2) our breach of the terms of the agreement; (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act); or (4) the relocation of the executive more than 30 miles from where he currently works. Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to the Company, the Company must be provided a reasonable opportunity to "cure" the constructive termination event, and if the Company fails to reasonably cure, the executive must promptly separate from employment thereafter.
Change in Control. Upon the occurrence of a change in control, any outstanding options granted under the 2001 LTIP or the 2011 LTIP will vest and be exercisable. Any transfer, vesting or performance requirements imposed upon restricted stock awards will be deemed satisfied and lapsed at the target level.
Additional change in control benefits are provided under each executive's individual agreement. All contractual benefits require the occurrence of a “double trigger,” which refers to both a change in control and a subsequent separation from employment within the 24-month period following the change in control. The term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. An executive must separate from employment involuntarily, without cause, or on account of “good reason” (which is defined substantially the same as constructive termination).
Under terms of our employment agreements with Mr. McGraw and Mr. Hart, we provide the following payments and benefits:

•	An amount equal to 299% of the sum of his highest prior annual base compensation and the average bonus paid for the two years preceding the change; and

•	Company premium contributions for the COBRA continuation period.
Mr. McGraw will also receive a tax “gross-up” payment if any portion of the payments and benefits due on account of a change in control is deemed to constitute a "parachute payment" and subject Mr. McGraw to the imposition of the excise tax under Section 4999 of the Code. The amount of the gross up will equal the principal amount of the excise tax, increased by the amount of any income, employment or additional excise taxes due with respect to payment of the excise tax. Mr. Hart’s employment agreement does not include a gross-up provision. Instead, we will pay all payments and benefits due on account of a change in control, but only if their aggregate value, after deduction for all income and excise taxes to be paid by Mr. Hart with respect to such payments, has a materially greater aggregate value than the aggregate value of the payments and benefits reduced to the extent necessary to avoid the imposition of the excise tax. If the payments and benefits do not have a materially greater aggregate value, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax.
Under the terms of our change in control agreements with Messrs. Chapman, Waycaster and Ross, we provide the following payments and benefits:

•	An amount equal to 200% of annualized base compensation and the average bonus paid for the two years preceding the change; and

•	Company premium contributions for the COBRA continuation period.
If the value of all benefits and payments due to Messrs. Chapman, Waycaster or Ross in connection with a change in control is deemed to constitute a parachute payment and subject any of them to the excise tax imposed under Section 4999 of the Code, his benefits and payments will be reduced to the extent necessary to avoid the imposition of the tax.
Separation and Change in Control Payments. The following table quantifies the separation and change in control payments described above. In each circumstance, we have assumed separation on December 31, 2014.

Separation and Change in Control Payments
Name	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination	Change in Control
E. Robinson McGraw	Base Pay	$—	$—	$1,320,000	$1,973,400
	Bonus	528,000	528,000	528,000	1,960,984
	Stock Options(1)	—	—	—	237,600
	Restricted Stock(2)	347,160	347,160	347,160	347,160
	Benefit Continuation(3)	3,477	3,477	10,202	10,202
	Life Insurance(4)	—	50,000	—	—
	Death Benefit(5)	—	1,001,936	—	—
	Tax Gross Up(6)	—	—	—	1,900,547
	Total	878,637	1,930,573	2,205,362	6,429,893

Kevin D. Chapman	Base Pay	—	—	—	600,000
	Bonus	221,783	221,783	—	164,912
	Stock Options(1)	—	—	—	59,400
	Restricted Stock(2)	247,062	247,062	247,062	202,510
	Benefit Continuation(3)	—	—	—	21,433
	Life Insurance(4)	—	600,000	—	—
	Death Benefit(5)	—	—	—	—
	Tax Gross Up(6)	—	—	—	—
	Total	468,845	1,068,845	247,062	1,048,255

R. Rick Hart	Base Pay	—	—	455,000	1,360,450
	Bonus	318,116	318,116	227,500	592,907
	Stock Options(1)	—	—	—	79,200
	Restricted Stock(2)	247,062	247,062	247,062	202,510
	Benefit Continuation(3)	—	—	7,034	7,034
	Life Insurance(4)	—	600,000	—	—
	Death Benefit(5)	—	—	—	—
	Tax Gross Up(6)	—	—	—	—
	Total	565,178	1,165,178	936,596	2,242,101

Separation and Change in Control Payments
Name	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination	Change in Control
C. Mitchell Waycaster	Base Pay	—	—	—	680,000
	Bonus	251,407	251,407	—	189,249
	Stock Options(1)	—	—	—	79,200
	Restricted Stock(2)	247,062	247,062	247,062	202,510
	Benefit Continuation(3)	9,193	5,798	—	9,193
	Life Insurance(4)	—	900,000	—	—
	Death Benefit(5)	—	337,725	—	—
	Tax Gross Up(6)	—	—	—	—
	Total	507,662	1,741,992	247,062	1,160,152

Michael D. Ross	Base Pay	—	—	—	680,000
	Bonus	244,734	244,734	—	164,579
	Stock Options(1)	—	—	—	79,200
	Restricted Stock(2)	247,062	247,062	247,062	202,510
	Benefit Continuation(3)	—	—	—	12,751
	Life Insurance(4)	—	900,000	—	—
	Death Benefit(5)	—	—	—	—
	Tax Gross Up(6)	—	—	—	—
	Total	491,796	1,391,796	247,062	1,139,040

(1)
Represents the intrinsic value of the unvested stock options at December 31, 2014 calculated as the difference between the closing sales price of our common stock on that date, which was $28.93, and the exercise price of the respective stock option grant.

(2)
For Mr. McGraw, represents the target award, valued as of December 31, 2014. For Messrs. Chapman, Hart, Waycaster, and Ross, with the exception of the values under the column "Change in Control," represents the actual value of the award vested at December 31, 2014. Under the column "Change in Control," represents the target award, valued as of December 31, 2014

(3)
Only Mr. McGraw and Mr. Waycaster participate in our retiree medical plan. Amounts in the "Disability" and "Death" columns represent the value of benefits payable to Mr. McGraw's spouse and to Mr. Waycaster and his spouse and dependent child under the terms of the plan. Amounts under the column "Change in Control" represents the annualized value of medical coverage provided during the COBRA continuation period.

(4)	Represents the death benefits provided under our executive term group life insurance plan.

(5)
Represents the preretirement death benefit provided under our Deferred Income Plan, but does not include deferred compensation account balances accrued after January 1, 2007, which are also payable in the event of death.

(6)
Mr. McGraw's employment agreement provides for a tax gross up payment. For Messrs. Chapman, Hart, Waycaster and Ross, we have assumed that all payments and benefits will not be deemed parachute payments that subject the recipient to the excise tax imposed under Section 4999 of the Code.

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2014 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2014. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the PCAOB in Rule 3200T. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.
The committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 12 meetings during 2014.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Audit Committee:

Frank B. Brooks, Chairman	Jill V. Deer
Marshall H. Dickerson	John T. Foy
Theodore S. Moll	Michael D. Shmerling
February 27, 2015

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Who are our independent registered public accountants?
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2015 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting.  If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
What fees were paid to the independent registered public accountants in 2014 and 2013?
Fees related to services performed for us by HORNE LLP in fiscal years 2014 and 2013 are as follows:

	2014	2013
Audit Fees(1)	$565,325	$731,053
Audit-Related Fees(2)	42,281	36,585
Tax Fees	—	—
All Other Fees(3)	5,333	—
Total	$612,939	$767,638

(1)
Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings. In 2013, this amount also included $54,228 in audit fees and out of pocket expenses incurred related to our acquisition of First M&F Corporation.

(2)	Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.

(3)	These fees related to consultation on state and local tax issues.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2014 and 2013, none of the fees listed under Audit-Related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSALS
What are the voting procedures?
Shares represented by your proxy will be voted in accordance with your instructions at the annual meeting. If you return a paper proxy card signed but without any voting instructions, the proxy holders will vote your proxy as follows:

1.	“FOR” the election of nominees George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy and Hugh S. Potts, Jr. as Class 1 directors.

2.	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2015.
You are entitled to one vote for each share held.
Proposal No. 1 - - Election of Five Class 1 Directors
The five Class 1 directors to be elected at our annual meeting will serve a three-year term, or until the 2018 annual meeting. The board has nominated George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy and Hugh S. Potts, Jr. for election as Class 1 directors.
Each of the nominees for election as Class 1 directors presently serves as a member of our board, and biographical information about each nominee is set forth above in the “Board of Directors” section under the question “How many directors serve on the board, and who are the current directors?” If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote. Directors are elected by a plurality vote; the nominee(s) for election as Class I directors who receive the highest number of votes cast, up to the number of directors to be elected, are elected.
Our board of directors unanimously recommends a vote “FOR” the election of
George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy and Hugh S. Potts, Jr.
as Class 1 directors to the board of directors.
Proposal No. 2 - Ratification of the Appointment of HORNE LLP as our Independent Registered Public Accountants for 2015
We are asking our shareholders to ratify the selection of HORNE LLP as our independent registered public accountants for 2015. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for ratification by shareholders as a matter of good corporate practice.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.
Our board of directors unanimously recommends a vote “FOR” the ratification of
HORNE LLP as our independent register public accountants for 2015.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Proposals for Inclusion in Our Proxy Statement
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2016 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2016 annual meeting is held within 30 days of April 28, 2016, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 3, 2015, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Proposals to be Introduced at the 2016 Annual Meeting

For any shareholder proposal to be presented in connection with the 2016 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
Under our Bylaws, based upon the meeting date of April 28, 2015 for the 2015 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2016 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 29, 2015 and not later than the close of business on January 28, 2016.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.
OTHER MATTERS
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. Requests should be mailed to John S. Oxford, Vice President and Director of External Affairs, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our Internet website, www.renasant.com.

By Order of the Board of Directors

E. Robinson McGraw
Chairman of the Board,
President and Chief Executive Officer

REVOCABLE PROXY
RENASANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2015
1:30 P.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The person(s) signing this proxy card hereby appoint William M. Beasley, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel and Michael D. Shmerling, and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 28, 2015 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS AND “FOR” THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015.
THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS AND TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
RENASANT CORPORATION
Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to be held on April 28, 2015:
Renasant’s 2015 proxy statement and its Annual Report on Form 10-K for the year ended
December 31, 2014 are available at http://www.envisionreports.com/RNST.
You can consent to receive all future Renasant Corporation proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

☒	PLEASE MARK VOTES		REVOCABLE PROXY	Annual Meeting of Shareholders
	AS IN THIS EXAMPLE		RENASANT CORPORATION	April 28, 2015

					Withhold	For All
				For	All	Except
1	To elect six Class 1 directors for a three-year term expiring in 2018:			☐	☐	☐
	1	George H. Booth, II
	2	Frank B. Brooks
	3	Albert J. Dale, III
	4	John T. Foy
	5	Hugh S. Potts, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee in Proposal No 1, mark "FOR ALL EXCEPT" and write the nominee's name on the line below.

				For	Against	Abstain
2	To ratify the appointment of HORNE, LLP as our independent registered public accountants for 2015.			☐	☐	☐

3	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 and 2.

Mark here if you plan to attend the meeting.					☐

Please be sure to date and sign this proxy card in the box below.

Sign above			Date

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.